CONFIRMING STATEMENT

 This Statement confirms that the undersigned, Jarl Mohn, has authorized and designated Sharon A. Le Duy, Delida A. Costin, and Ruth P. Biggs to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S.

Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of CNET Networks, Inc.  The authority of

Sharon A. Le Duy, Delida A. Costin, and Ruth P. Biggs under this Statement shall continue until the undersigned is no longer required to file the Forms 3, 4, and 5 with regard to his ownership of or transactions in securities of CNET Networks,

Inc., unless earlier revoked in writing.  The undersigned acknowledges that

Sharon A. Le Duy, Delida A. Costin and Ruth P. Biggs are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities

Exchange Act of 1934.

Date: December 10, 2003   _______________________

       Jarl Mohn